Exhibit 10.1

PARABOLIC
12555 High Bluff Drive, Ste 305
San Diego, CA 92130
Phone 858-481-8818
Fax 858-481-1811

CONSULTING AGREEMENT

This agreement is made by and between FLAGSHIP GLOBAL HEALTH, INC., having its principal office at 220 W. 42nd Street, 22nd Floor, New York, New York 10036 (hereinafter referred to as the “Company” or “Client”), and PARABOLIC, LLC having its principal office at 12555 High Bluff Drive, Suite 305, San Diego, California 92130 (the “Consultant”).

In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

1.   PROVISION OF SERVICES. Consultant will conduct a market management program for Flagship Global Health, Inc. (“FGHH”) for a total period of two (2) months following the receipt by Consultant of the compensation set forth in paragraph 2 hereunder. It is understood that Client is interested in introducing FGHH to the investment community. By this agreement, Client is retaining Consultant to engage in a market management campaign designed to publicize FGHH as set forth in the following paragraphs of this agreement.

(A)  Consultant shall, to the extent reasonably required, develop and coordinate a program to increase public awareness of FGHH, particularly among the investment community, which program may include proprietary services to be rendered by the Consultant and/or third parties. Services provided by Consultant may include all or part of the following: email news release to a huge subscriber base comprised of investors, brokers, and financiers interested in small cap and micro-cap companies, networking, and other proprietary methods.

Please courier an investor's package and any current press releases immediately to:

Parabolic, LLC
12555 High Bluff Drive, Ste 305
San Diego, CA 92130
858-481-8818

(B)  Consultant shall use its best effort to perform under this agreement, and for this purpose consultant shall, at all times, maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement.

2.   COMPENSATION.

(A)  The total cost for the Consultant's services is $100,000 (US Funds), as payment for the consulting agreement.

(B)  Client understands and agrees that the compensation paid to Consultant is earned by Consultant upon receipt. The compensation paid to Consultant under this agreement is solely an inducement for Consultant to accept this engagement on Clients' behalf. Client further understands and agrees that the compensation paid to Consultant is not returnable or refundable under any circumstances, including any claim made by Client that the services contracted for were not performed or were not of value sufficient to warrant the compensation paid to Consultant.

3.   LIABILITY; INDEMNIFICATION.

(A)  The Company shall indemnify, save harmless and defend Consultant and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to the Company hereunder (and, in the case of the Observer, his participation in meetings of the Board of Directors of the Company), except for any loss, damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

(B)  Consultant shall indemnify, save harmless and defend the Company and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

4.   STATUS OF CONSULTANT. Consultant shall at all time be an independent contractor of the Company and, except as expressly provided or authorized by this agreement, shall have no authority to act for or represent the Company. The Company acknowledges that the Consultant may, from time to time, subcontract the performance of certain of its services hereunder to third parties, in which event the Consultant shall be responsible for the timely and professional performance of such services as if the Consultant had provided same.

5.   OTHER ACTIVITIES OF CONSULTANT. The Company recognizes that Consultant now renders and may continue to render management and other services to other companies, which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

6.   TERMS.

(A)  Consulting agreement will become effective upon receipt of signed contract and payment.

(B)  FGHH hereby authorizes and agrees to allow Contractor or third parties to republish any and all of its press releases.

7.   IN GENERAL. This agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings of any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made to be performed entirely within such State.

8.   The terms and conditions as set forth in your e-mail to Flagship Global Health, Inc., dated February 16, 2007 at 2:49 p.m. are incorporated herein and made a part of this Consulting agreement.

IN WITNESS WHEREOF, the parties have caused this agreement to be signed by their respective officers or representatives duly authorized on this 16th day of February, 2007.

/s/ Adam G. Gillman
Parabolic, LLC

Client:

Flagship Global Health, Inc.

By: /s/ Fred F. Nazem
Fred F. Nazem
Printed Name